Exhibit 99.1

Analog Devices Announces Financial Results for the Third Quarter of Fiscal Year 2009

NORWOOD, Mass.--(BUSINESS WIRE)--August 18, 2009--Analog Devices, Inc. (NYSE: ADI)

  Revenue was $492 million
  Diluted EPS from continuing operations was $0.22
  Cash and short-term investments, net of debt, at the end of 3Q09 totaled $1.3 billion
  Board of Directors declared a cash dividend of $0.20 per share
  Financial results will be discussed via conference call today at 5:00 pm

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the third quarter of fiscal 2009, which ended August 1, 2009.

Results of Operations for the Third Quarter of Fiscal 2009

  Revenue was $492 million, an increase of 4% from the immediately prior quarter and a decrease of 25% from the same period one year ago. For more information regarding the breakout of revenue by end market and product type for the third quarter of fiscal 2009, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: investor.analog.com.
  Gross margin was 54.1% of revenue, compared to 55.1% of revenue in the immediately prior quarter, and 61.0% of revenue in the year-ago period. The sequential decrease in gross margin was primarily due to end market revenue mix.
  Operating expenses were $187 million, a decrease of $16 million from the immediately prior quarter which included a $12 million restructuring charge, and a decrease of $53 million, from the same period one year ago.
  Operating income from continuing operations was $79 million, or 16.0% of revenue, compared to $58 million, or 12.2% of revenue, in the immediately prior quarter, and $161 million, or 24.5% of revenue, in the year-ago period.
  Diluted earnings per share (EPS) from continuing operations was $0.22, compared to $0.18 in the immediately prior quarter, and $0.44 in the year-ago period.
  Net cash provided by operating activities was $134 million, or 27% of revenue. Capital expenditures were $5 million, and cash dividends of $58 million were paid during the third quarter of fiscal 2009.
  Cash and short-term investments at the end of the third quarter of fiscal 2009 totaled approximately $1.7 billion, an increase of $439 million from the prior quarter which includes $370 million of net proceeds from an offering of 5.00% five-year notes completed in the third quarter.

  Accounts receivable in the third quarter of fiscal 2009, as measured by days sales outstanding, was 45 days, compared to 44 days at the end of the immediately prior quarter.
  Inventory at the end of the third quarter of fiscal 2009 decreased by approximately $29 million, or 9%, compared to the immediately prior quarter. Days in inventory decreased to 112 days at the end of the third quarter of fiscal 2009 from 130 days at the end of the immediately prior quarter.
  The Board of Directors declared a cash dividend of $0.20 per outstanding share of common stock which will be paid on September 16, 2009 to all shareholders of record at the close of business on August 27, 2009.

“ADI had a solid third quarter, delivering sequential sales growth of 4% with the largest increases in the automotive and consumer end markets. During the quarter, we also saw order rates from industrial customers begin to improve as inventory reductions subsided,” said President and CEO Jerald G. Fishman. “Importantly, we reduced costs for the third consecutive quarter, resulting in a cumulative decline in operating expenses of well over 20% since the end of fiscal 2008. By driving continued competitive advantage through innovation while remaining focused on expense management, we’re positioning ADI to achieve solid revenue growth and operating leverage as demand improves.”

Outlook for the Fourth Quarter of Fiscal 2009

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the fourth quarter of fiscal 2009, Mr. Fishman stated, “There are near-term indications that business conditions are improving. Order rates strengthened throughout the third quarter and have remained strong during the first two weeks of August. Our book-to-bill ratio for the third quarter, as measured by end customer bookings, was above one, and our fourth quarter opening backlog was up from last quarter.”

Mr. Fishman continued, “Given these factors, we expect that our revenue will grow to approximately $510 million to $530 million in the fiscal fourth quarter. While we plan to continue to tightly manage inventory levels, we expect a small increase in utilization, which should result in a gross margin in the fourth quarter of approximately 55.0%. In addition, we plan to continue to closely manage operating expenses and expect them to increase slightly by approximately 1% to 2% in the fourth quarter. As a result, our plan is for diluted EPS from continuing operations to increase again to approximately $0.24 to $0.26 in the fourth quarter.”

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the third fiscal quarter’s results and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 23056388, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Schedule F of this press release provides the reconciliation of the Company’s non-GAAP measures to its GAAP measures.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following item is excluded from our non-GAAP operating expenses, our non-GAAP operating income, and our non-GAAP diluted earnings per share:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, operating expenses, inventory levels, gross margins, restructuring charges, and other financial results, expected customer demand for our products, and expected results of our ongoing expense reduction efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: continuing adversity in economic conditions in the United States and internationally as a result of the ongoing crisis in global credit and financial markets, further erosion of consumer confidence and further declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.

Analog Devices, Third Quarter, Fiscal 2009

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	3Q 09	2Q 09	3Q 08
	Aug. 1, 2009	May 2, 2009	Aug. 2, 2008
Revenue	$491,991	$474,748	$658,986
Year-to-year change	-25.3%	-26.9%	6.7%
Quarter-to-quarter change	3.6%	-0.4%	1.5%
Cost of sales (1)	225,762	213,196	257,192
Gross margin	266,229	261,552	401,794
Gross margin percentage	54.1%	55.1%	61.0%
Operating expenses:
R&D (1)	107,578	109,448	135,837
Selling, marketing and G&A (1)	79,706	82,276	104,767
Special charges	-	11,919	-
Operating income from continuing operations	78,945	57,909	161,190
Other income	(1,082)	(4,324)	(7,541)
Income from continuing operations before income tax	80,027	62,233	168,731
Provision for income taxes	14,567	10,479	39,536
Income from continuing operations, net of tax	65,460	51,754	129,195
Income from discontinued operations, net of tax	-	-	9,413
Net income	$65,460	$51,754	$138,608

Shares used for EPS - basic	291,387	291,227	290,376
Shares used for EPS - diluted	293,084	292,446	295,001

Earnings per share from continuing operations - basic	$0.22	$0.18	$0.44
Earnings per share from continuing operations - diluted	$0.22	$0.18	$0.44

Earnings per share - basic	$0.22	$0.18	$0.48
Earnings per share - diluted	$0.22	$0.18	$0.47

Dividends paid per share	$0.20	$0.20	$0.20

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,942	$1,812	$1,943
R&D	$5,508	$6,051	$6,178
Selling, marketing and G&A	$4,565	$4,703	$5,452

Analog Devices, Third Quarter, Fiscal 2009

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	3Q 09	2Q 09	3Q 08
	Aug. 1, 2009	May 2, 2009	Aug. 2, 2008
Cash & short-term investments	$1,724,444	$1,285,478	$1,277,644
Accounts receivable, net	244,025	228,520	326,456
Inventories (1)	276,072	304,834	309,870
Current assets of discontinued operations	-	-	9,895
Other current assets	115,092	123,381	132,637
Total current assets	2,359,633	1,942,213	2,056,502
PP&E, net	491,564	515,937	558,312
Investments	8,755	8,698	33,882
Goodwill and intangible assets	256,163	251,803	277,524
Other	101,999	94,651	103,868
Non-current assets of discontinued operations	62,037	62,037	62,037
Total assets	$3,280,151	$2,875,339	$3,092,125

Deferred income on shipments to distributors, net	$123,876	$124,792	$174,070
Current liabilities of discontinued operations	1,200	5,305	76,431
Other current liabilities	228,850	234,951	362,812
Non-current liabilities	467,860	90,040	88,454
Stockholders' equity	2,458,365	2,420,251	2,390,358
Total liabilities & equity	$3,280,151	$2,875,339	$3,092,125

(1) Includes $2,503, $2,261 and $2,566 related to stock-based compensation in 3Q09, 2Q09 and 3Q08, respectively.

Analog Devices, Third Quarter, Fiscal 2009

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	3Q 09	2Q 09	3Q 08
	Aug. 1, 2009	May 2, 2009	Aug. 2, 2008
Cash flows from operating activities:
Net Income	$65,460	$51,754	$138,608
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	30,300	33,440	36,244
Amortization of intangibles	1,679	1,591	2,438
Stock-based compensation expense	12,015	12,566	13,573
Gain on sale of business	-	-	(3,802)
Excess tax benefit - stock options	-	(5)	(3,083)
Non-cash portion of special charges	-	75	-
Other non-cash activity	770	322	1,152
Deferred income taxes	1,713	13,991	(4,813)
Changes in operating assets and liabilities:
Income tax payments related to gain on sale of businesses	(4,105)	-	-
Changes in other operating assets and liabilities	25,732	(37,738)	15,830
Total adjustments	68,104	24,242	57,539
Net cash provided by operating activities	133,564	75,996	196,147
Percent of total revenue	27.1%	16.0%	29.8%

Cash flows from investing activities:
Additions to property, plant and equipment	(5,425)	(12,046)	(39,381)
Purchases of short-term available-for-sale investments	(1,066,845)	(583,677)	(626,815)
Maturities of short-term available-for-sale investments	583,701	488,043	538,031
Net (expenditures) proceeds related to sale of businesses	-	(1,340)	3,590
Payments for acquisitions	(8,360)	-	(3,146)
Increase in other assets	(1,481)	(2,206)	(1,855)
Net cash used for investing activities	(498,410)	(111,226)	(129,576)

Cash flows from financing activities:
Dividend payments to shareholders	(58,260)	(58,164)	(58,078)
Repurchase of common stock	(182)	(3,091)	(27,578)
Decrease in liability for common stock repurchases	-	-	(366)
Net proceeds from employee stock plans	5,820	2,152	20,885
Proceeds from issuance of long-term debt	370,350	-	-
Credit facility fees	-	-	(600)
Excess tax benefit - stock options	-	5	3,083
Net cash provided (used) for financing activities	317,728	(59,098)	(62,654)
Effect of exchange rate changes on cash	2,954	1,494	178

Net (decrease) increase in cash and cash equivalents	(44,164)	(92,834)	4,095
Cash and cash equivalents at beginning of period	676,879	769,713	414,361
Cash and cash equivalents at end of period	$632,715	$676,879	$418,456

Analog Devices, Third Quarter, Fiscal 2009

Schedule D
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Aug. 1, 2009				May 2, 2009	Aug. 2, 2008
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$252,135	51%	3.4%	-29.2%	$243,873	$356,280
Communications	125,500	26%	-9.1%	-15.1%	138,050	147,894
Consumer	102,323	21%	28.0%	-21.2%	79,926	129,784
Computer	12,033	2%	-6.7%	-51.9%	12,899	25,028
Total Revenue	$491,991	100%	3.6%	-25.3%	$474,748	$658,986

Analog Devices, Third Quarter, Fiscal 2009

Schedule E
Revenue Trends by Product Type
The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	Aug. 1, 2009				May 2, 2009	Aug. 2, 2008
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$239,100	49%	4.1%	-21.0%	$229,732	$302,812
Amplifiers	119,897	24%	-3.1%	-29.7%	123,775	170,526
Other analog	65,211	13%	20.6%	-18.8%	54,088	80,352
Subtotal Analog Signal Processing	424,208	86%	4.1%	-23.4%	407,595	553,690
Power management & reference	27,986	6%	-0.8%	-23.7%	28,198	36,674
Total Analog Products	$452,194	92%	3.8%	-23.4%	$435,793	$590,364
General purpose DSP	38,923	8%	1.9%	-35.7%	38,216	60,521
Other DSP	874	0%	18.3%	-89.2%	739	8,101
Total Digital Signal Processing	$39,797	8%	2.2%	-42.0%	$38,955	$68,622
Total Revenue	$491,991	100%	3.6%	-25.3%	$474,748	$658,986

Analog Devices, Third Quarter, Fiscal 2009

Schedule F
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended
	3Q 09	2Q 09	3Q 08
	Aug. 1, 2009	May 2, 2009	Aug. 2, 2008

GAAP Operating Expenses	$187,284	$203,643	$240,604
Percent of Product Revenue	38.1%	42.9%	36.5%
Restructuring-Related Expense	-	(11,919)	-
Non-GAAP Operating Expenses	$187,284	$191,724	$240,604
Percent of Product Revenue	38.1%	40.4%	36.5%

GAAP Operating Income From Continuing Operations	$78,945	$57,909	$161,190
Percent of Total Revenue	16.0%	12.2%	24.5%
Restructuring-Related Expense	-	11,919	-
Non-GAAP Operating Income From Continuing Operations	$78,945	$69,828	$161,190
Percent of Product Revenue	16.0%	14.7%	24.5%

GAAP Diluted EPS Including Discontinued Operations	$0.22	$0.18	$0.47
Diluted Loss (Earnings) Per Share from Discontinued Operations	-	0.00	(0.03)
GAAP Diluted EPS From Continuing Operations	$0.22	$0.18	$0.44
Restructuring-Related Expense	-	0.03	-
Non-GAAP Diluted EPS From Continuing Operations	$0.22	$0.21	$0.44

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
Fax: 781-461-3491
investor.relations@analog.com